377 Putnam Discovery Growth Fund
12/31/04 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal year ended December 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $151,798.


74U1		Class A	39,788
		Class B	28,408
		Class C	3,187

74U2		Class M	1,976
		Class R	-
		Class Y	809

74V1		Class A	17.27
		Class B	16.03
		Class C	16.53

74V2		Class M	16.46
		Class R	17.23
		Class Y	17.39